Exhibit 5.1

[Letterhead of McDermott Will & Emery LLP]

March 30, 2010

Patrick Industries, Inc.
107 West Franklin Street
Elkhart, Indiana 46515

Re:  2009 Omnibus Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for Patrick Industries, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of 750,000 shares of the Company’s Common Stock, without par value (the “Common Stock”), which may be issued pursuant to the Plan, together with 750,000 Preferred Share Purchase Rights which are currently attached to, and trade with, the Common Stock.

We have examined or considered:

1.	A copy of resolutions duly adopted by the Board of Directors of the Company relating to the Plan; and

2.	A copy of the Plan.

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that all legal and corporate proceedings necessary for the authorization, issuance and delivery of the shares of Common Stock under the Plan have been duly taken, and the related Common Stock, upon acquisition pursuant to the terms of the Plan, and the related Preferred Share Purchase Rights, will be duly authorized, legally and validly issued, fully paid and nonassessable.

We are admitted to the Bar in the state of Illinois. We express no opinion as to the laws of any jurisdiction other than (i) the Indiana Business Corporation Law, (ii) the laws of the state of Illinois, and (iii) the federal laws of the United States which in each case in our experience are generally applicable to transactions of this type.

We hereby consent to all references to our Firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement.

Very truly yours,

/s/ McDermott Will & Emery LLP